Exhibit 10.2

EXECUTION COPY

EMPLOYMENT AGREEMENT

Between

JEFFREY P. ANSELL

And

PINNACLE FOODS GROUP INC.

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of this 12th day of June, 2006 by and between Pinnacle Foods Group Inc. (the “Company”), with offices at one Old Bloomfield Road, Mountain Lakes, New Jersey 07046 and Jeffrey P. Ansell (the “Executive”).

WHEREAS, the Company wishes to engage Executive as its new Chief Executive Officer, and whereas, Executive wishes to contract with the Company to become its new Chief Executive Officer.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, including the mutual covenants herein, the parties hereby agree as follows:

1.	Employment Period. Subject to Section 3, the Company agrees to employ Executive, and Executive hereby accepts employment with the Company, in accordance with the terms and conditions of this Agreement, during the period commencing on the date of commencement of Executive’s employment, which is anticipated to be July 5, 2006 (“Effective Date”) and ending on the first anniversary of the Effective Date and from year to year thereafter unless terminated as provided herein; provided, no termination or expiration of the employment relationship contemplated by this Agreement shall reduce any rights and/or obligations under this Agreement as a result of such termination or (ii) during the term of this Agreement and which have accrued prior to or upon any such termination or expiration.

2.	Terms of Employment.

(a)	Positions and Duties. During the term of Executive’s employment with the Company, Executive shall serve as Chief Executive Officer of the Company (or such other position or positions as Executive and the Board of Directors of the Company (the “Board”) shall mutually agree) and, in so doing shall report to the Chairman as the representative of the Board. Executive shall have supervision and control over, and responsibility for, the day to day management and operational functions of the Company and such other duties as are commensurate with his title and the position of the CEO of the Company. During the term of Executive’s employment with the Company (excluding any periods of vacation and sick leave), Executive shall devote his full time and attention to the business and affairs of the Company as necessary to discharge the responsibilities assigned to Executive hereunder. Executive shall be invited to participate in each Board of Directors meeting after the Effective Date and shall continue to attend such Board meetings for the duration of his employment.

(b)	Compensation, Benefits and Expenses.

(i)	During the term of Executive’s employment with the Company, Executive shall receive an annual base salary of not less than Six Hundred Thousand Dollars ($600,000) (“Annual Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company. Further, within 30 days of the Effective Date, Executive shall receive a signing bonus of $60,000. One year from the Effective Date, Executive shall receive $60,000 anniversary bonus. In addition, Executive shall be entitled to receive an annual bonus (“Annual Bonus”) of up to 100% of his Annual Base Salary upon achievement of target performance criteria as shall be established by the Compensation Committee of the Board. Further, Executive shall be entitled to receive an additional annual bonus (“Stretch Bonus”) of up to 50% of his Annual Base Salary based upon achievement of additional performance criteria beyond the criteria set for the target Annual Bonus, said additional criteria also to be established by the Compensation Committee of the Board.

(A)	Annual Bonus and any Stretch Bonus which may be earned under the Agreement shall be payable when other bonuses for Executives of the Company are paid, generally within 2 weeks after completion of the Company’s audit by its independent accounting firm. Bonuses are payable based on attainment of performance criteria established for a given fiscal year. For 2006, Executive shall spend 80% of his time overseeing all issues involving the Company’s sales and marketing efforts, including trade spending, sales execution, development of and oversight of all sales and marketing programs, growth of the Company’s baseline sales, effective spending and trade and advertising dollars, creation of a 2007 sales and marketing and spending plan and all related activities, all in accordance with specific financial and other targets provided to Executive via separate letter. It is recognized that the Executive will be beginning employment in the middle of the Company’s year and therefore, may not have the same impact on the above areas as if he were creating plans at the beginning of a fiscal year. Therefore, for 2006, Executive shall be, guaranteed a minimum bonus of $200,000, the proration below notwithstanding. The remainder of Executive’s bonus potential shall be judged 80% on the areas noted above and 20% on subjective assessment by the Chairman. Bonus for 2006 shall be prorated based on start date and the number of weeks actually worked during the fiscal year.

(B)	For the year 2007, it is expected that Executive will spend 80% of his time overseeing all sales and marketing functions and activities of the Company. Criteria for earning a target Annual Bonus and a Stretch Bonus for 2007 shall be established by October 1, 2006 by the Executive and Chairman but it is expected that 80% of such bonuses will be tied to sales and marketing related criteria and growth of the Company’s baseline business as measured by IRI data.

(C)	Executive’s Annual Base Salary shall be reviewed from time to time by the Compensation Committee of the Board, but not less frequently than annually from the Effective Date, and may be increased (but not decreased) in the discretion of the Board, which increased amount shall be Executive’s “Base Salary” for all purposes thereafter. Notwithstanding the above, in the absence of any determination by the Compensation Committee Executive shall receive the average percentage increase granted to other senior executives annually.

(ii)	During the term of Executive’s employment with the Company, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other executives of the Company (“Investment Plans”).

(A) (1)	Executive shall be granted 3.5 Million Stock Options (the “Initial Grant”) in the Company (each Stock Option representing the equivalent of one share of Common Stock of the Company, par value $0.01 per share) pursuant to the terms and conditions of the Company’s 2004 Stock Option Plan (the “Option Plan”). Said options shall be granted with an exercise price of $1.00 per share and, except as otherwise provided herein, shall be subject to all the terms and conditions of the Option Plan. The Initial Grant shall be dated as of the Effective Date and vesting shall begin on said date and shall reflect such terms and conditions as are set forth herein and, to the extent not inconsistent herewith, in a Stock Option agreement agreed by the parties. The Stock Option Agreement will contain a vesting schedule as follows: 2/9th vesting upon the Effective Date, 2/9th vesting on the first anniversary of the Effective Date, 2/9th on the second anniversary of the Effective Date and all other vesting per the Option Plan.

(2)

Executive shall receive one or more additional grants of Stock Options (the “Subsequent Grant”) pursuant to the Option Plan in such number of Stock Options as equals the number of shares of common stock of the Company purchased by Executive in accordance with paragraph (B), below, not to exceed a total of 500,000 Stock Options. The Subsequent Grant shall be awarded on the date or dates that Executive purchases such shares, provided that a Change in Control of the Company or an initial public offering (“IPO”) of Company common stock has not occurred by said date. The Subsequent Grant shall be on the same terms and conditions as the Initial Grant, including, without limitation, the $1.00 strike price; provided, any Subsequent Grants made pursuant to this subsection (2) shall be fully vested when granted.

(3)	Notwithstanding anything to the contrary stated herein or in the Option Plan, Executive may not vest in more than 50% of his granted options in conjunction with an IPO for the Company which occurs prior to December 31, 2007, and shall become fully vested in all of his options immediately prior to any other Liquidity Event (as defined in and in accordance with the Option Plan). Thereafter he may continue to vest and accelerate vesting, when applicable, according to the Plan and the Stock Option Agreement.

(B)	During the period from the Effective Date through January 31, 2007, from time to time Executive may purchase as many as 500,000 shares of the Company’s Common Stock, par value $0.01 per share, pursuant to the terms and conditions of the Company’s 2004 Employee Stock Purchase Plan (the “Purchase Plan”) at the price of $1.00 per share, which purchase shall be subject to such terms and conditions as are set forth herein and, to the extent not inconsistent with the terms hereof, a Stock Purchase agreement agreed by the parties.

(iii)	During the term of Executive’s employment with the Company, Executive and his family shall be eligible for participation in and shall receive all benefits under, welfare benefit plans, practices, policies, perquisites and programs applicable generally to other senior executives of the Company, including but not limited to comprehensive medical and dental coverage, disability and basic and supplemental life insurance (“Welfare Plans”).

(iv)	Except to the extent that such are changed pursuant to a general change in benefits applicable generally to other executives of the Company, during the term of Executive’s employment with the Company, the Company shall continue to, provide Executive with at least the same benefits provided to Executive by the Company on the Effective Date.

(v)	During the term of Executive’s employment with the Company, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses associated with performing the duties hereunder in accordance with the policies, practices and procedures of the Company (“Reimbursable Expenses”).

(vi)	During the term of Executive’s employment with the Company, Executive shall be entitled to paid vacation and paid holidays in accordance with the plans, policies, programs and practices of the Company for its executive officers. Executive shall be entitled to 4 weeks of paid vacation each year.

3.	Termination of Employment.

(a)	Reasons for Termination. Executive’s employment with the Company may be terminated at any time (i) by the Compensation Committee of the Board for Cause or without Cause, (ii) by Executive with or without Good Reason, or (iii) by either the Compensation Committee of the Board or the Executive upon Executive’s Disability (other than by reason of death). This Agreement shall automatically expire (i) at the end of the month following Executive’s death and (ii) unless otherwise agreed to in writing by the parties, as of the fifth anniversary of the Effective Date.

(b)	Definitions. The following terms, as used herein, shall have the following meanings:

(i)	“Annual Base Compensation” shall mean, at any given time, the aggregate amount of (A) the Annual Base Salary and (B) the prior year’s Annual Bonus paid to Executive (or earned by Executive, if a termination occurs after completion of the fiscal year and prior to the date of payment of such prior year’s Annual Bonus, and for such purpose any subjective bonus targets will be deemed satisfied).

(ii)	“Cause” shall mean an act of intentional fraud upon the Company that has caused a harm or injury to the Company or a willful misappropriation of Company funds; provided, however, that prior to any such termination (x) the Board shall provide Executive with notice of the particular acts or omissions that are alleged to give rise to such fraud or misappropriation and (y) the Board shall hold a hearing no sooner than ten days after such notice at which Executive shall have the right (with counsel present) to address the Board and dispute such allegations. Executive shall have the right to contest a determination of Cause by the Board by requesting arbitration in accordance with the terms of Section 6 below. An act or failure to act shall not be “willful” if (A) done by Executive in good faith or (B) Executive reasonably believed that such action or failure to act was in the best interests of the Company.

(iii)

“Change in Control” shall mean, following the Effective Date, (A) any “person” (as such term is used in Section 13(d) of the Exchange Act, other than (x) Crunch Equity Holdings, LLC (“Crunch”) or any of its

“Affiliates” (as defined below) or (y) a parent entity as contemplated by clause (C) below, becoming the direct or indirect “beneficial owner” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities of the Company, Crunch or Crunch Holding Corp. (the “Holding Company”) representing more than 30% of the combined voting power of any such entity’s (or, if Crunch, the Holding Company, the Company, as applicable, is a direct or indirect wholly owned subsidiary of another entity (other than any of the aforementioned entities), of any such parent entity’s), then outstanding securities and Crunch or its affiliates do not in the aggregate beneficially own, directly or indirectly, securities representing more than 50% of the combined voting power of the voting securities of the entity whose voting power is being tested above, (B) Crunch, the Holding Company, the Company merging with or consolidating into any other entity, or the equity holders of Crunch, the Holding Company, or the Company, as applicable, and the holders of voting securities of any other entity participating in a securities exchange (other than a merger, consolidation or exchange which (1) would result in the holders (and/or their Affiliates) of the voting securities of Crunch, the Holding Company, the Company, as applicable, outstanding immediately prior thereto holding immediately thereafter securities representing more than 50% of the combined voting power of the voting securities of the surviving entity (or, if Crunch, the Holding Company, or the Company, as applicable, is a direct or indirect wholly-owned subsidiary of another entity (other than any of the aforementioned entities), of such parent entity) outstanding immediately after such merger, consolidation or exchange and (2) would result in Executive being chief executive officer of such surviving entity), or (C) the equity holders of Crunch, the Holding Company, or the Company approving a plan of complete liquidation or any agreement or agreements for the sale or disposition by Crunch, the Holding Company, the Company, as applicable, in one or a series of related transactions, of all or substantially all of Crunch’s, the Holding Company’s, or the Company’s assets, as applicable, other than any such plan of liquidation adopted in connection with a merger, consolidation or exchange which does not constitute a Change in Control under the preceding clause (B). For purposes of this Section 3(b)(iii), the term “Affiliate” means any person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by; or is under common control with, another person or entity, where the term “control” means (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or investment decisions of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

(iv)	“Disability” means (A) Executive’s incapacity due to death or a permanent mental or physical illness or injury that prevents or is expected to prevent

Executive from performing his duties hereunder for a period of not less than 3 continuous months. Disability shall be determined by a physician selected by Executive (or his legal representative) and reasonably acceptable to the Company.

(v)	“Good Reason” means (A) the assignment to Executive of any position, authority, duties or responsibilities inconsistent with Section 2(a) (including status, offices, titles and reporting requirements), or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities of Executive with the Company, excluding for this purpose an action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof specifying the particular action in issue, (B) a material breach by the Company of this Agreement or any stock option agreement between the Company and Executive, which is not cured within 30 days after the receipt of written notice specifying the particular acts or omissions giving rise to such breach, (C) a reduction, without the prior written consent of Executive, in the amount of annual base salary and/or annual bonus paid to Executive by the Company in any given year as compared to the immediately preceding year (other than as a result of the Executive’s failure to achieve bonus criteria established by the Board), (D) any removal by the Board of Executive as the Chief Executive Officer of the Company other than for Cause, (E) following a Change in Control the failure of Executive to hold the position and have the authority, duties and responsibilities of Chief Executive Officer of the surviving or ultimate parent entity, as applicable, (F) Failure of the Company to invite or allow Executive to participate in Board of Directors’ meetings, (G) a relocation, without Executive’s prior written consent, of Executive’s principal office more than 30 miles from his principal office location on the Effective Date, or (H) the failure of the Company to assign the Company’s obligations under this Agreement to a successor or the failure of such successor to assume such obligations.

(c)	Obligations of the Company upon Termination.

(i)	With Cause; Without Good Reason. If, during or upon the expiration of the term of this Agreement, the Company shall terminate Executive’s employment with the Company for Cause, or Executive shall terminate his employment with the Company without Good Reason, then:

(A)

the Company shall pay to Executive in cash (x) within 10 days after the date of such termination the sum of (1) any Annual Base Salary earned through the date of termination to the extent not theretofore paid by the Company, (2) any compensation previously deferred by Executive and (3) any vacation pay earned through the date of termination not theretofore paid by the Company, and (y) within 10 days after the date of such termination, all

Reimbursable Expenses previously incurred but not reimbursed in accordance with this Agreement (the sum of (x) and (y) are the “Accrued Obligations”); and

(B)	the Company shall pay to Executive any amounts arising from Executive’s participation in, or benefits under, any Investment Plans (the “Accrued Investments”) and under any Welfare Plans (“Accrued Welfare Benefits”), which amounts shall be payable in accordance with the terms and conditions of the Investment Plans and Welfare Plans; provided that this Section 3(c)(i)(B) is not intended to require, and shall not be construed to require, any payments to be made in respect of any stock option plan, stock appreciation right or plan, or stock purchase right or plan adopted by the Company or the Holding Company (collectively, “Equity Plans”), other than as provided under such Equity Plans, Welfare Plans or equity award agreements hereunder and the terms and conditions of such Equity Plans and equity award agreements shall govern the parties’ obligations and rights thereunder.

(C)	Notwithstanding any other provision contained herein or the terms and conditions of the Option Plan, should the Executive be terminated or he shall terminate under section 3(c)(i), within 18 months of the Effective Date, he shall forfeit any rights he has to any stock options granted under this Agreement.

(ii)	Without Cause; With Good Reason; Disability. If, during or upon the expiration of the term of this Agreement, the Company shall terminate Executive’s employment with the Company without Cause, Executive shall terminate his employment with the Company with Good Reason, or Executive’s employment with the Company shall terminate or expire due to Executive’s Disability, then:

(A)	the Company shall pay to Executive in cash within 10 days after the date of such termination the amount of the Executive’s Accrued Obligations through the date of termination;

(B)	the Company shall pay to Executive any Accrued Investments and Accrued Welfare Benefits in accordance with the terms and conditions of the Investment Plans and Welfare Plans; provided that this Section 3(c)(ii)(B) is not intended to require, and shall not be construed to require, any payments to be made in respect of any Equity Plans or Welfare Plans and the terms and conditions of such Equity Plans and Welfare Plans shall govern the parties obligations and rights thereunder;

(C)	The Company shall pay to Executive in cash within 10 days after the date of such termination an amount (the “Severance Amount”)

that is equal to one (1) times the amount of the then current Annual Base Compensation; provided, however that in all events, the Severance Amount shall not be less than $1,000,000.

(D)	Provided that Executive elects COBRA continuation coverage under one or more of the Company’s health, dental and vision plans in which he participated on the date of termination, for twelve months following the date of termination Executive shall pay a COBRA premium in an amount equal to the premium charged to active employees for such elected health, dental and vision coverage, and the Company shall pay any additional COBRA premium amount.

(E)	Upon a termination of Executive’s employment pursuant to this Section 3(c)(ii) prior to the third anniversary of the Effective Date, Executive’s Initial Grant and Subsequent Grant Stock Options shall become vested in such number of unvested Stock Options under each such grant as equals (x) the number of Stock Options as would have become vested had Executive remained employed until the next following vesting date multiplied by (y) the fraction the numerator of which is the number of days Executive was employed from the last previous vesting date through the date of termination and the denominator of which is 365, provided however that the maximum options that may become vested upon termination of employment pursuant to this provision is 500,000. Upon a termination of Executive’s employment under this Section 3(c)(ii), the terms of the Option Plan and Purchase Plan to the contrary notwithstanding, the Company hereby waives any “call” right of the Company to purchase any shares acquired by Executive pursuant to an outright purchase of common stock (including, without limitation, pursuant to the Purchase Plan) or pursuant to an exercise of any Stock Options granted to Executive hereunder or otherwise.

(F)

The Company shall pay to Executive a partial Annual Bonus in cash for the fiscal year in which such termination occurs, which shall be paid to Executive when annual bonuses are paid to other senior executives, in an amount equal to the product of (I) 100% (representing Executive’s target Annual Bonus percentage) multiplied by (II): (1) for such a termination occurring during the second fiscal quarter of the fiscal year for such fiscal year an amount equal to (p) 50% multiplied by (q) the Average of Target Bonus multiplied by (r) the Proration Fraction, or (2) for such a termination occurring during the third or fourth fiscal quarter of the fiscal year an amount equal to (x) the Average of Target Bonus multiplied by (y) the Proration Fraction. For such purposes: (1) ”Average of Target Bonus” means the average of the Senior

Executive Bonuses paid to all senior executives of the Company for such fiscal year, (2) ”Senior Executive Bonus” means the fraction the numerator of which is the dollar amount of bonus payable to each senior executive and the denominator of which is the dollar amount that would have been payable to each such senior executive had he or she earned a “target” level bonus for such fiscal year, and (3) the “Proration Fraction” means a fraction the numerator of which is the number of days Executive was employed during the fiscal year through the date of employment termination and the denominator of which is 365. No such partial Annual Bonus shall be payable to Executive in the event of such a termination of his employment during the first fiscal quarter of the fiscal year.

(d)	Effect on Benefit Plans. The existence of this Agreement shall not prohibit or restrict Executive’s entitlement to participate in the executive compensation, employee benefit and other plans or programs in which executives of the Company are eligible to participate except as otherwise specifically provided herein. Nothing herein shall restrict the Company’s right to amend any plan, practice, policy or program in a manner generally applicable to similarly situated active executives, in which event Executive shall be entitled to participate on the same basis (including payment of applicable contributions) as similarly situated active executives of the Company.

(e)	No Mitigation. Executive shall not be obligated to seek new employment or take any other action to mitigate the benefits to which Executive is entitled hereunder and no amount received by Executive from any subsequent employer shall cause any reduction of any amount due to Executive hereunder; provided, one or more of the health, dental and vision benefits provided under Section 3(c)(ii)(D) shall cease if Executive becomes eligible for a reasonably comparable health, dental or vision benefit, as the case may be, upon commencement of subsequent employment.

4.	Mutual Release. Payment of the Severance Amount shall be conditioned upon the execution by Executive and the Company of a valid mutual release to be prepared by the Company in which Executive and the Company mutually release the other to the maximum extent permitted by law from any and all claims either may have against the other that relate to or arise out of Executive’s employment or termination of employment, except such claims arising under this Agreement, any employee benefit plan any other written plan or agreement, substantially in the form of general release attached hereto as Exhibit A.

5.

Relocation. Company shall pay for the relocation of Executive’s family to the Northern New Jersey area in accordance with the Company’s Relocation Policy. In summary, the Relocation Policy provides that the Executive shall cooperate with the Company’s representative regarding the sale of his existing house; the Company shall pay for the closing costs of the sale of Executive’s present home including realtor’s commission;

Company shall pay for the packing and moving of Executive’s personal belongings through movers chosen by Company’s moving representative; Company will pay for Executives family to fly to the New Jersey area twice to look for new housing and the Company shall pay for Attorneys fees and normal loan application fees to purchase a new home (but not points of any kind). Executive shall receive a $4,000 per month allowance for a period of up to 6 months from the Effective Date to offset costs associated with having a home in Ohio and housing costs in New Jersey. If Executive ceases to have housing costs in both states, before the end of the 6 month period, this monthly allowance shall cease with the month that the duplicate costs end.

6.	Claims.

(a)	Arbitration of Claims. Executive and Company shall settle by arbitration any dispute or controversy arising in connection with this Agreement, whether or not such dispute is governed by the Employee Retirement Income Security Act of 1974, as amended. Such arbitration shall be conducted in accordance with the employment dispute rules of the American Arbitration Association before an arbitrator sitting in Morris County, New Jersey or such other location as shall be mutually agreed by the parties. The award of the arbitrator shall be final and nonappealable, and judgment may be entered on the award of the arbitrators in any court having proper jurisdiction. Expenses of such arbitration shall be borne equally by the Executive and by the Company. IF THE PARTIES CANNOT AGREE ON AN ARBITRATOR, EACH SHALL CHOOSE AN ARBITRATOR OF THEIR CHOICE WHO, IN TURN, SHALL AGREE ON A THIRD PARTY WHO SHALL BE THE ARBITRATOR WHO SHALL RESOLVE THE DISPUTE IN QUESTION, SUCH CHOICES TO OCCUR WITHIN 60 DAYS OF COMMENCEMENT OF THE PROCESS. THE ARBITRATORS SHALL HAVE NO AUTHORITY TO AWARD PUNITIVE DAMAGES UNDER ANY CIRCUMSTANCES (WHETHER IT BE EXEMPLARY DAMAGES, TREBLE DAMAGES, OR ANY OTHER PENALTY OR PUNITIVE TYPE OF DAMAGES) REGARDLESS OF WHETHER SUCH DAMAGES MAY BE AVAILABLE UNDER APPLICABLE LAW, EXECUTIVE AND THE COMPANY HEREBY EACH WAIVING THEIR RIGHT, IF ANY, TO RECOVER PUNITIVE DAMAGES IN CONNECTION WITH ANY SUCH CLAIMS, DISPUTES OR DISAGREEMENTS REGARDLESS OF WHETHER SUCH CLAIM, DISPUTE OR DISAGREEMENT ARISES UNDER THIS AGREEMENT IN THE LAW OF CONTRACTS, TORTS, (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE OF EVERY KIND AND STRICT LIABILITY WITHOUT FAULT), OR PROPERTY, OR AT COMMON LAW OR IN EQUITY OR OTHERWISE. EXECUTIVE ACKNOWLEDGES THAT BY SIGNING THIS AGREEMENT, EXECUTIVE IS WAIVING ANY RIGHT THAT EXECUTIVE MAY HAVE TO A JURY TRIAL OR, OTHER THAN IN RESPECT OF A DISPUTE OR CONTROVERSY ARISING IN CONNECTION WITH SECTION 13 OR SECTION 14, A TRIAL BEFORE A JUDGE IN CONNECTION WITH, OR RELATING TO, A CLAIM.

(b)	Payment of Legal Fees. Reasonable attorney’s fees, not to exceed $100,000, shall be awarded to the prevailing party on any material issue in dispute. If both parties prevail on a material issue in dispute, then neither party shall be awarded any such fees.

(c)	Agent for Service of Legal Process. Service of legal process upon the Company with respect to a claim under this Agreement shall be made upon the General Counsel of the Company.

7.	Tax Withholding. All payments to the Executive under this Agreement will be subject to the withholding of all applicable employment and income taxes.

8.	Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

9.	Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company, as applicable, would be required to perform if no succession had taken place.

10.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may not be modified in any manner except by a written instrument signed by both the Company and Executive.

11.	Notices. Any notice required under this Agreement shall be in writing and shall be personally delivered or delivered by certified mail return receipt required to each of the parties as follows:

TO EXECUTIVE:

Jeffrey P. Ansell
At his most recent residence address set forth on the payroll records of the Company

TO THE COMPANY:

Pinnacle Foods Group Inc.
1 Old Bloomfield Road
Mountain Lakes, NJ 07046
Attention: General Counsel

Such notice shall be deemed given upon receipt if personally delivered and upon the third business day after mailing if by certified mail.

12.	Validity. If any provision of this Agreement is held to be illegal, invalid enforceable, such provision shall be deemed severed from this Agreement, this Agreement shall be constructed and enforced as if the illegal, invalid or unenforceable provision had never comprised a portion of this Agreement, and the remaining provisions of this Agreement shall remain in full force an effect. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms as may be possible to the provision that was determined to be illegal, invalid or unenforceable and such additional provision shall be legal, valid and enforceable.

13.	Confidential Information.

(a)	The Executive acknowledges that the Company and its subsidiaries have trade, business and financial secrets and other confidential and proprietary information (collectively, the “Confidential Information”). Confidential Information shall not include (i) information that is generally known to other persons or entities who can obtain economic value from its disclosure or use and (ii) information required to be disclosed by the Executive pursuant to a requirement of a governmental agency or law of the United States of America or a state thereof or any governmental or political subdivision thereof; provided, however, that before providing such information pursuant to clause (ii) above, Executive shall (A) notify the Company as soon as practicable after receipt of any subpoena or order requiring the production of information so that the Company may have the opportunity to seek a protective order and (B) consult with the Company with respect to any required disclosure

(b)	During and following the Executive’s employment by the Company, the Executive shall hold in confidence and not directly or indirectly disclose or use any Confidential Information except (i) to the extent authorized in writing by the Board, (ii) required by any court or administrative agency, or (iii) to an employee of the Company, or its subsidiaries or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company.

(c)	The Executive further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company or its subsidiaries.

14.	Non-Competition.

(a)

Term of Non-Competition. During the term of this Agreement and in the event the Executive’s employment with the Company is terminated or Executive resigns for Good Reason, if applicable, and Executive receives payment of the Severance Amount, for one year following the date of such termination Executive shall not engage in or promote any business within the United States that is principally engaged in the business of manufacturing and marketing food products that directly compete with the core brands of the Company at the time of termination (and for such purpose, a “core brand” shall be any brand generating at least 5% of the Company’s annual revenues in the year preceding the year of such termination); provided that the foregoing shall not prohibit Executive from owning less than 10% of the voting securities of any publicly traded company so long as Executive does not otherwise engage in or promote the activities of that company. Executive understands that the restrictions set forth in this Section 14(a) may limit his ability to earn a livelihood in a business similar to the business of the Company or any subsidiary thereof, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to justify clearly such restrictions which, in any event (given his education, skills and ability), Executive does not believe would prevent him from earning a living.

(b)	Use of Confidential Information. During the term of this Agreement and during the term of non-competition, Executive will not use Executive’s access to, knowledge of, or application of Confidential Information to perform any duty for any Competing Business; it being understood and agreed to that this Section 14(b) shall be in addition to and not be construed as a limitation upon the covenants in Section 13 hereof.

(c)	Executive acknowledges that the geographic boundaries, scope of prohibited activities, and duration of this Section 14 are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company’s and its subsidiaries’ proprietary information, plans and services and to protect the other legitimate business interests of the Company and its subsidiaries.

(d)	If any court determines that any portion of this Section 14 is invalid or unenforceable, the remainder of this Section 14 shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Section 14, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

15.	No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

16.	Injunctive Relief. Executive acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Section 13 or Section 14 by Executive and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Section 13 or Section 14 by Executive.

17.	Governing Law. The provision of this Agreement shall be construed in accordance of the laws of the State of New Jersey.

18.	Facsimile Signatures. This Agreement may be executed in two or more counterparts, each which shall be deemed an original, but all such counterparts shall constitute but one of which shall be deemed an original, but all such counterparts shall constitute but on Agreement. Facsimile counterpart signatures to this Agreement shall be acceptable.

19.	Indemnification. The Company shall indemnify Executive for all acts and omissions to act to the maximum extent provided under the Company’s charter, by-laws and applicable law. The Company shall insure Executive during employment and following termination of employment under and to the same extent of any contract of directors and officers liability insurance that insures members of the Board.

20.	Inconsistency. In the event of any inconsistency between the terms of the Agreement and the terms of any other plan, program, practice or agreement in which Executive is a participant or a party, the terms of the Agreement shall control.

21.	Excise Taxes.

(a)	Determination and Payment. If it is determined that any payment, distribution or other benefit to Executive, whether pursuant to this Agreement or otherwise (a “Payment”), would be subject to any tax under Section 4999 of the Internal Revenue Code of 1986, as amended (or a successor provision) (such tax, together with any interest and penalties related thereto are hereinafter collectively referred to as an “Excise Tax”), then the Company shall promptly pay to Executive an additional payment (“Gross-Up Payment”) in an amount that would be necessary for Executive to retain, after payment of all taxes and all interest and penalties with respect thereto (including, without limitation, income tax and Excise Tax imposed upon the Gross-Up Payment), an amount of the Gross-Up Payment equal to two-thirds of the Excise Tax imposed upon the Payment. The determination of the amount of any Gross-Up Payment shall be made by a certified public accounting firm selected jointly by the Company and Executive (the “Accounting Firm”), the fees and expenses of which shall be paid by the Company.

(b)	Contesting. Executive shall promptly notify the Company of any claim that, if successful, would require the payment of the Gross-Up Payment. Without the consent of the Company, Executive shall not pay such claim prior to the date that the payment of taxes with respect to such claim is due. If the Company notifies Executive in writing prior to such due date that it desires to contest the claim, Executive shall take all actions in connection with contesting the claim reasonably required by the Company (including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company); provided, however, that the Company shall pay all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, from any tax (including reasonable attorneys fees, interest and penalties with respect thereto) imposed as a result thereof.

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IN WITNESS WHEREOF, this Agreement is hereby executed as of the date and year first above written.

PINNACLE FOODS GROUP INC.

Name:	/s/ Michael J. Cramer
Title:	Chief Administrative Officer

EXECUTIVE

/s/ Jeffrey P. Ansell
Jeffrey P. Ansell

EXHIBIT A

GENERAL RELEASE AND AGREEMENT

This Agreement is entered into by and between, Pinnacle Foods Group Inc., with offices at One Old Bloomfield, Mountain Lakes, New Jersey 07046, together with each of its officers, directors, subsidiaries, corporate parent and affiliates, (hereinafter collectively referred to as the “Company”) and                          (“Employee”), residing at                         .

WHEREAS, the parties entered into an Employment Agreement (the “Employment Agreement”) on June     , 2006 that provides for certain severance and other benefits in the event of Employee’s termination; and

WHEREAS, Employee’s employment shall terminate pursuant to Section 3(c)(ii) of the Employment Agreement, effective                          (the “Release Date”); and

WHEREAS, pursuant to Section 4 of the Employment Agreement, a condition of Employee’s entitlement to the Severance Amount (as defined under the Employment Agreement) is his agreement to this General Release and Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. For and in consideration of the Severance Amount to be provided by the Company to Employee under this Agreement, as set forth on Schedule 1, a copy of which is attached hereto and incorporated herein, Employee, for himself and his heirs, executors and administrators, hereby fully and finally waives, discharges and releases the Company, including each of the Company’s past, current and future parents, subsidiaries, and affiliates, and its and their shareholders, directors, officers, employees, attorneys and agents, from any and all claims relating to his employment with the Company and/or his termination therefrom, whether now known or later discovered, which he or anyone acting on his behalf might otherwise have had or asserted, including, but not limited to, any express or implied contract of employment claims, any tort claims, claims under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, the Employee Retirement Income Security Act of 1974, as amended, the laws, including the labor laws of any state, including the State of New Jersey, and all claims under related common law, statutes, and executive orders at the federal, state and local levels of government, and any claims to any benefits from employment with the Company other than: (i) those benefits specifically enumerated on Schedule 1 to this Agreement, annexed hereto, (ii) other than any claims for indemnification pursuant to Section 19 of the Employment Agreement and (iii) any claims for accrued and vested benefits under any of the Company’s employee retirement and welfare benefit plans in which Employee participated on the Release Date. In addition, Employee represents that no incident has occurred during his employment with the Company that could form the basis for any claim by him against the Company under the so-called worker’s compensation laws of any jurisdiction.

2. The Severance Amount provided herein are subject to Employee satisfactorily fulfilling all job responsibilities required prior to the actual date of termination.

3. Employee represents that he has not brought, and covenants and agrees that he will not bring or cause to be brought, any charges, claims, demands, suits or actions, known or unknown, in any forum, against the Company arising out of, connected with or related in any way to his dealings with the Company that occurred prior to the effective date of this Agreement, including, without limitation, his employment or his termination; provided, however, that Employee shall not be prevented from enforcing any rights he may have under and the terms of this Agreement. In the event that Employee brings an action to invalidate this Agreement, Employee covenants and agrees that prior to the commencement of such action, he will tender back to the Company all consideration paid to him pursuant to the terms of this Agreement up to the date any such action is instituted. Employee acknowledges and understands that all Company benefits provided under this Agreement will also cease as of the date such action is instituted and that no further consideration or benefits will be provided by the Company during the pendency of such action.

4. Employee acknowledges that he is subject to a confidentiality covenant pursuant to Section 13 of the Employment Agreement and a noncompetition covenant pursuant to Section 14 of the Employment Agreement and hereby reaffirms his obligations thereunder.

5. (a) Employee represents that he shall return to the Company, no later than the Release Date, the originals and all copies of any business records or documents of any kind belonging to, or related to, the Company which are or were subject to Employee’s access, custody or control, regardless of the sources from which such records were obtained. Additionally, Employee shall return likewise to the Company all keys, security passes and other means of access to the Company’s offices, plants and other facilities.

(b) Employee represents that he shall also return to the Company, no later than the Release Date, any and all computer hardware, equipment and software belonging to the Company, including any and all program and/or data disks, manuals and all hard copies of Company information and data, and shall disclose to the Company any and all passwords utilized by Employee with regard to Company’s computer, hardware and software so that the Company has immediate, full and complete access to all of the Company’s data and information stored, used and maintained by Employee, or to which Employee had access.

6. Employee acknowledges and agrees that it is the Company’s policy, communicated to him and other employees, that employees are requested to bring to the Company’s attention any incidents of misconduct or wrongdoing in the area of regulatory compliance, both governmental and industry. Employee hereby affirms that he has acted in accordance with such policy and that he has, at this time, no knowledge of any such incident that he has not brought to the attention of the Company in writing.

7. (a) Employee will not, in discussing his relationship with the Company and its business and affairs, disparage, discredit or otherwise treat the Company or its officers, directors and employees in a detrimental manner.

(b) The Company will not, in discussing its relationship with Employee, disparage, discredit or otherwise treat Employee in a detrimental manner.

(c) The Company will refer all inquiries about Employee from prospective employers to the Company’s Human Resources Department, which, in response to such inquiries, shall only verify employment dates and say it is Company policy not to comment on the reasons why former employees are no longer employed by the Company.

8. Employee acknowledges that the Company has made no representations concerning whether any amounts paid pursuant to this Agreement are taxable. Employee, and not the Company, will assume complete responsibility for the payment of any and all taxes, which may be imposed by any taxing authority on Employee. The Company shall continue to make all regular tax and benefit deductions from any payments made to Employee under this Agreement.

9. Employee agrees that, for the period of one (1) year from his last day of employment with the Company, he will not directly or indirectly solicit any employee(s) of the Company away from the Company for purposes of employment with or for Employee or any prospective employer of Employee’s.

10. In order to induce the Company to provide him the consideration recited in this Agreement, Employee voluntarily executes this Agreement, acknowledges that the only consideration for executing this Agreement is that recited herein, and that no other promise, inducement, threat, agreement or understanding of any kind has been made by anyone to cause him to execute this Agreement. Employee fully understands the meaning and intent of this Agreement and its final and binding effect on him.

11. EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN ADVISED, IN WRITING, TO CONSULT WITH AN ATTORNEY OF HIS CHOICE PRIOR TO SIGNING THIS AGREEMENT AND THAT HE HAS SIGNED THIS AGREEMENT KNOWINGLY, VOLUNTARILY, AND FREELY, AND WITH SUCH COUNSEL AS HE DEEMED APPROPRIATE. IN ADDITION, EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN PROVIDED WITH A PERIOD OF UP TO FORTY FIVE (45) DAYS IN WHICH TO CONSIDER WHETHER OR NOT TO ENTER INTO THIS RELEASE. FURTHER, EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF HIS RIGHT TO REVOKE THIS AGREEMENT DURING THE SEVEN (7) DAY PERIOD FOLLOWING EXECUTION HEREOF, AND THAT THE AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

12. Employee agrees that he shall cooperate with and assist the Company with regard to any arbitration or litigation regarding any matters which Employee dealt with, was involved in or had knowledge of while employed at the Company, provided that the Company shall pay all transportation, lodging, meals and other travel expenses (at the scope provided for business travel during Employee’s employment) and reasonable attorneys fees incurred by Employee to provide such cooperation and assistance.

13. Nothing contained herein shall be construed as an admission by the Company of any liability of any kind to Employee, all such liability being expressly denied except for obligations of the Company imposed by this Agreement.

14. Employee acknowledges that this Agreement was written in a manner that is meant to be understood by him and that he understands the contents of this Agreement.

15. This Agreement sets forth the entire agreement between the Company and Employee and supersedes all prior oral and written agreements between the parties, except for any and all obligations of confidentiality and non-disclosure under previous agreements, which shall continue in full force and effect under this Agreement. This Agreement cannot be amended or modified, except in writing signed by Employee and an officer of the Company specifically authorized to sign on behalf of the Company in this matter.

16. This Agreement shall be governed and construed in accordance with the internal laws of the State of New Jersey without regard to its internal law of conflicts and venue shall be in Morris County, New Jersey.

17. Employee agrees to keep the existence, terms and substance of this Agreement confidential and agrees that he will not, directly or indirectly, make any such disclosure to any persons, other than his immediate family, professional advisors, or potential employers, except as required by law. Likewise, the Company agrees to maintain the confidentiality of the existence, terms and substance of this Agreement, and will not, directly or indirectly, make any such disclosure to any persons, other than its professional advisors and as may be required by law.

18. In the event that either party is determined, by a court of competent jurisdiction, to have breached a material term of this Agreement, the non-prevailing party shall pay the prevailing party’s reasonable attorney’s fees and costs incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom, not to exceed a total such payment of $100,000.

19. The provisions of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement or the application of such provision to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability, unless such provision or the application of such provision is essential to the Agreement.

20. Each party to this Agreement shall execute all further and/or additional instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

IN WITNESS WHEREOF, Employee and the Company, by its duly authorized agent, have each placed their signatures below on the dates indicated.

[Name]	(“Employee”)

Dated:

PINNACLE FOODS GROUP INC. (the “Company”)

By:
Title:
Dated:

Schedule 1 to General Release and Agreement

[Name]

[Release Date]

The following information is intended to describe the arrangements concerning your severance payments, employee benefits and other matters. You may wish to consult with your personal tax advisor with respect to these matters.

Severance Payments [to reference terms per signed employment agreement]

Unused and Accrued Vacation

You will receive payment for unused and/or accrued vacation time.

Benefit Continuation [to reference terms per signed employment agreement]

Option Vesting [to reference terms per signed employment agreement]

Reimbursable Expenses

You will be reimbursed your unpaid business expenses through the Release Date, if any, in accordance with the Company’s policy.

Return of Company Materials & Property

You will be required to return all Company property and materials in your possession and will be required to settle any outstanding expense balances.

NOTE: PFC reserves the right to modify, amend or terminate any of its plans, programs or levels of coverage generally affecting all eligible employees thereunder during the period in which your benefit coverage will remain in effect.